Exhibit 99.1

Cinedigm Corp. Regains Compliance With NASDAQ Listing Requirements

Los Angeles, CA, May 5, 2017 -- On May 4, 2017, Cinedigm Corp. (the “Company”) (NASDAQ: CIDM) was notified by The Nasdaq Stock Market that the market value of publicly held securities deficiency of the Company’s Class A Common Stock has been cured, that the Company is in compliance with applicable Nasdaq listing criteria and that Nasdaq considers this matter closed.

About Cinedigm

Cinedigm powers custom content solutions to the world's largest retail, media and technology companies. We provide premium feature films and series to digital platforms including iTunes, Netflix, and Amazon, cable and satellite providers including Comcast, Dish Network and DirecTV, and major retailers including Walmart and Target. Leveraging Cinedigm's unique capabilities, content and technology, the Company has emerged as a leader in the fast-growing over-the-top channel business, with four channels under management that reach hundreds of millions of devices while also providing premium content and service expertise to the entire OTT ecosystem.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. [CIDM-F]

Contact:

Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com